Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
SECOND QUARTER 2013 FINANCIAL RESULTS

Tarrytown, NY, August 9, 2013 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the quarter and six months ended June 30, 2013.

Net loss for the quarter was $12.3 million or $0.24 diluted per share, compared to net loss of $10.7 million or $0.32 diluted per share in the 2012 period. Net loss for the current six months was $23.5 million or $0.46 diluted per share, compared to $23.8 million or $0.70 diluted per share in 2012. Progenics ended the quarter with cash, cash equivalents and securities of $81.4 million, reflecting an increase of $23.0 million in the quarter and $19.4 million from 2012 year-end.

Second quarter revenue totaled $1.8 million, level with the 2012 period. Current and prior year first half revenues were both $4.0 million. Royalty income for the 2013 second quarter was $1.2 million compared to $1.6 million in the 2012 period, based on Relistor® net sales (in millions) reported to Progenics by Salix of:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2013	2012	2013	2013	2012
U.S.	$6.7	$10.0	$6.7	$13.4	$21.3
Ex-U.S.	1.2	0.8	1.0	2.2	1.8
Global	$7.9	$10.8	$7.7	$15.6	$23.1

Second quarter research and development expense increased by $2.1 million compared to the prior year period, primarily due to higher clinical trial expenses for PSMA ADC and MIP-1404 acquired earlier this year in the Molecular Insight transaction and one-time real estate lease termination expenses, partially offset by lower compensation expense. Year-to-date research and development expense decreased by $0.1 million to $19.3 million. Second quarter general and administrative expense decreased by $0.6 million compared to the prior year period, primarily due to lower compensation expense, partially offset by higher consulting and professional fees. Year-to-date general and administrative expenses were level with the prior year period at $7.7 million.

Progenics Announces Second Quarter Financial Results

Second Quarter and Recent Events
•
Completed underwritten public offering of 8.5 million primary common shares resulting in $34.8 million net proceeds.  Exercise of the underwriters' 1.275 million overallotment option after quarter-end brought total net proceeds to approximately $40.0 million.

•	Relistor global net sales increased 2% over the previous quarter, and decreased 27% from the second quarter of 2012.
•
Hagop Youssoufian, M.D., joined Progenics as Executive Vice President, Research & Development, overseeing the company's global research and development efforts. He will be instrumental in driving the strategic trajectory of developmental stage oncology assets.

•	Held Investor and Analyst Day on July 18th. The archived live webcast is available in the Media Center of Progenics' newly-redesigned website, www.progenics.com.

Conference Call and Webcast

Progenics will review second quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 27841136. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Second Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Royalty income	$1,176	$1,619	$2,333	$3,453
Collaboration revenue	514	94	1,367	385
Research grants	77	88	275	174
Other revenues	34	19	52	34
Total revenues	1,801	1,820	4,027	4,046

Expenses:
Research and development	10,068	7,957	18,789	18,866
License fees – research and development	153	110	223	150
Royalty expense	119	162	235	347
General and administrative	3,416	4,025	7,730	7,746
Depreciation and amortization	318	300	595	772
Total expenses	14,074	12,554	27,572	27,881

Operating loss	(12,273)	(10,734)	(23,545)	(23,835)

Other income:
Interest income	10	14	24	29
Total other income	10	14	24	29

Net loss	$(12,263)	$(10,720)	$(23,521)	$(23,806)

Net loss per share; basic and diluted	$(0.24)	$(0.32)	$(0.46)	$(0.70)
Weighted average shares outstanding; basic and diluted	51,481	33,798	50,802	33,779

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30, 2013	December 31, 2012
	(unaudited)

Cash and cash equivalents	$79,221	$58,838
Accounts receivable	1,250	6,937
Auction rate securities	2,208	3,240
Fixed assets, net	2,676	3,399
Intangible assets and goodwill	40,002	-
Other assets	1,603	3,894
Total assets	$126,960	$76,308

Current liabilities	$6,182	$8,662
Acquisition-related contingent consideration liability	15,900	-
Deferred tax and other liabilities	13,598	1,078
Total liabilities	35,680	9,740
Stockholders' equity	91,280	66,568
Total liabilities and stockholders' equity	$126,960	$76,308

Progenics Announces Second Quarter Financial Results

About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

Progenics Announces Second Quarter Financial Results

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AzedraTM, an ultra-orphan radiotherapy candidate also in phase 2 under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. is developing Relistor in Japan. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
(PGNX-F)
Editors Note:
For more information, please visit www.progenics.com.
For more information about Relistor, please visit www.relistor.com.